PRICING SUPPLEMENT Dated November 16, 2017

Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-205129

Supplementing the Preliminary Prospectus

Supplement, dated November 16, 2017 and

the Base Prospectus, dated June 22, 2015

AerCap Ireland Capital Designated Activity Company

AerCap Global Aviation Trust

$800,000,000 3.500% Senior Notes due 2025

Guaranteed by AerCap Holdings N.V.

Pricing supplement, dated November 16, 2017 (the “Pricing Supplement”) to the Preliminary Prospectus Supplement, dated November 16, 2017 (the “Preliminary Prospectus Supplement”), and the related Base Prospectus, dated June 22, 2015 (the “Base Prospectus” and, together with the Preliminary Prospectus Supplement, including the documents incorporated by reference in the Preliminary Prospectus Supplement and the Base Prospectus, the “Prospectus”), of AerCap Ireland Capital Designated Activity Company and AerCap Global Aviation Trust.

This Pricing Supplement relates only to the securities described below and should only be read together with the Prospectus. This Pricing Supplement is qualified in its entirety by reference to the Prospectus. The information in this Pricing Supplement supplements the Prospectus and supersedes the information in the Prospectus to the extent inconsistent with the information in the Prospectus.

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Prospectus.

Issuers:	AerCap Ireland Capital Designated Activity Company and AerCap Global Aviation Trust

Notes Offered:	3.500% Senior Notes due 2025 (the “Notes”)

Principal Amount:	$800,000,000

Underwriters:	Joint Book-Running Managers: Barclays Capital Inc., Mizuho Securities USA LLC, RBC Capital Markets, LLC, Santander Investment Securities Inc., BNP Paribas Securities Corp., Citigroup Global Markets Inc., Credit Agricole Securities (USA) Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, HSBC Securities (USA) Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, SunTrust Robinson Humphrey, Inc., TD Securities (USA) LLC and Wells Fargo Securities, LLC

Co-Managers: Citizens Capital Markets, Inc., Fifth Third Securities, Inc., MUFG Securities Americas Inc. and Société Générale

Trade Date:	November 16, 2017

Settlement Date:

November 21, 2017 (T+3)

We expect that delivery of the Notes will be made to investors on or about November 21, 2017, which will be the third business day following the date hereof (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the second business day before delivery of the Notes hereunder will be required, by virtue of the fact that the Notes will initially settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the second business day before the date of delivery should consult their advisors.

Ratings:	Baa3 / BBB- / BBB- (Moody’s / S&P / Fitch)[1]

Distribution:	SEC Registered

Maturity:	January 15, 2025

Coupon:	3.500%

Issue Price to Public:	99.440% plus accrued interest, if any, from November 21, 2017

Gross Proceeds:	$795,520,000

Benchmark Treasury:	UST 2.250% due October 31, 2024

Benchmark Treasury Price:	100-02

[1]	These ratings have been provided by Moody’s, S&P and Fitch. A securities rating is not a recommendation to buy, sell or hold securities, may be subject to revision or withdrawal at any time and each rating should be evaluated independently of any other rating.

Benchmark Treasury Yield:	2.240%

Spread to Benchmark Treasury:	+ 135 basis points

Yield to Maturity:	3.590%

Interest Payment Dates:	January 15 and July 15, beginning on January 15, 2018

Optional Redemption:	Following issuance and prior to November 15, 2024, make-whole call @ T+25 bps. At any time on or after November 15, 2024, par call.

CUSIP / ISIN:	00774M AC9 / US00774MAC91

Denominations:	$150,000 and integral multiples of $1,000 in excess thereof

THIS INFORMATION DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE SECURITIES OR THE OFFERING. PLEASE REFER TO THE PROSPECTUS FOR A COMPLETE DESCRIPTION.

THE ISSUERS HAVE FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUERS HAVE FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUERS AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM BARCLAYS CAPITAL INC., ATTENTION: SYNDICATE REGISTRATION, 745 SEVENTH AVENUE, NEW YORK, NEW YORK 10019 OR BY CALLING TOLL-FREE AT 1-888-603-5847; MIZUHO SECURITIES USA LLC, ATTENTION: DEBT CAPITAL MARKETS, 320 PARK AVENUE, 12TH FL., NEW YORK, NEW YORK 10022 OR BY CALLING TOLL-FREE AT 1-866-271-7403; RBC CAPITAL MARKETS, LLC, ATTENTION: USDCM TRANSACTION MANAGEMENT, 200 VESEY STREET, NEW YORK, NEW YORK 10281 OR BY CALLING TOLL-FREE AT 1-866-375-6829; OR SANTANDER INVESTMENT SECURITIES INC., ATTENTION: DEBT CAPITAL MARKETS, 45 EAST 53RD STREET, NEW YORK, NEW YORK 10022 OR BY CALLING TOLL-FREE AT 1-855-403-3636.

THIS COMMUNICATION DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

THIS COMMUNICATION IS NOT INTENDED TO BE A CONFIRMATION AS REQUIRED UNDER RULE 10b-10 OF THE SECURITIES EXCHANGE ACT OF 1934. A FORMAL CONFIRMATION WILL BE DELIVERED TO YOU SEPARATELY.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.